EXHIBIT 10.89

                    FIRST AMENDMENT TO STOCK OPTION AGREEMENT


         THIS FIRST AMENDMENT TO STOCK OPTION AGREEMENT ("First Amendment") is made and entered into effective as of October 18, 1996, by and between CU CapitalCorp., a Delaware corporation ("CUCC"), and Hungarian Telephone and Cable Corp., a Delaware corporation (the "Company").

                               W I T N E S S E T H

         WHEREAS, CUCC and the Company are parties to that certain Stock Option Agreement dated as of May 31, 1995 (the "Original Agreement");

         WHEREAS, requisite Stockholder Approval was obtained on September 12, 1996, and has not been rescinded, and no further action by the stockholders of the Company is required in connection with the Original Agreement or this First Amendment;

         WHEREAS, CUCC or an affiliate thereof has furnished or has agreed to furnish additional financial support to the Company and/or its subsidiaries, including through the issuance to Citicorp North America, Inc. ("CNA") of a letter of comfort and a letter indemnifying CNA against all events of political, currency exchange and other cross-border risks in connection with a $75 million Secured Term Loan Credit Facility for the Company from CNA, the issuance to Postabank Rt. of a letter of support in connection with a $170 million Credit Facility for the Hungarian subsidiaries of the Company from Postabank, and the provision of assurance to CNA of the repayment by the Company of any and all amounts owed to CNA by October 15, 1996 in connection with the CNA Credit Facility;

         WHEREAS, CUCC or an affiliate thereof has negotiated the extension of a $750,000 contingent commitment fee payable by the Company to CNA in connection with the CNA Credit Facility and a $2,000,000 interest credit payable to a subsidiary of the Company by Postabank in connection with the Postabank Credit Facility;

         WHEREAS, CUCC has insisted, as compensation for providing such additional financial support to the Company and its subsidiaries and for obtaining such financial benefits for the Company and its subsidiaries, that the Company (i) extend the exercise periods of the Warrant, the Two-Year Option, the Three- Year Option and the Four-Year Option to coincide with the exercise period of the Five-Year Option, (ii) grant to CUCC the option to purchase an additional 875,850 shares of Common Stock at an exercise price of $12.75, exercisable at any time through September 12, 2000, and (iii) pay to CUCC $750,000;

         WHEREAS, the Company believes that the receipt of such additional financial support from CUCC and the receipt of the

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financial  benefits arising from CUCC's  negotiations with CNA and Postabank was and would be in the best interests of all stockholders of the Company and, therefore, in order to compensate CUCC for obtaining such financial benefits for the Company and its subsidiaries and for providing such additional financial support in connection with the CNA Credit Facility, and to induce CUCC to proceed to provide such additional financial support in connection with the Postabank Credit Facility, the Company is willing (i) to extend the exercise periods of the Warrant, the Two-Year Option, the Three-Year Option and the Four-Year Option to coincide with the exercise period of the Five-Year Option, (ii) concurrently with the execution of this First Amendment, to enter into a Third Stock Option Agreement with CUCC granting to CUCC the option to purchase 875,850 additional shares of Common Stock (the "Third Stock Option Agreement"), and
(iii) to pay CUCC $750,000; and

         WHEREAS, the parties now desire to amend the Original Agreement through execution of this First Amendment.

         NOW, THEREFORE, in consideration of the premises hereof, the parties hereby agree as follows:

         1. The second and third sentences of Sections 1(a), (b) and (c) of the Original Agreement are each hereby amended to provide for a five-year exercise period for the Two-Year Option, the Three-Year Option and the Four-Year Option, such that in each case the exercise period of such Stock Options would be "from the date of Stockholder Approval through five (5) years after the date of Stockholder Approval," and to provide for exercise of any or all of the Two-Year Option, the Three-Year Option and the Four-Year Option by written notice to the Company "at any time and from time to time during such five-year exercise period."

         2.       Clause (B) of Section 3(b)(iv) of the Original
Agreement is hereby amended to read in its entirety as follows:

         "(B) shares of Common Stock issued upon any exercise of any option or warrant to purchase shares of Common Stock granted to CUCC or any affiliate thereof."

         3. The Company hereby confirms that the condition to exercisability of the Stock Options set forth in Section 1(f) of the Original Agreement has been satisfied and, therefore, that all of the Stock Options are exercisable in accordance with the terms of the Original Agreement, as amended by this First Amendment.

         4. The Company hereby agrees that shares of Common Stock and options to acquire shares of Common Stock that are issued or granted to CUCC or any affiliate thereof as compensation for providing financial support or other services to the Company,

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including  without  limitation  the option granted to CUCC pursuant to the Third
Stock Option Agreement, together with any additional stock options granted to CUCC or shares of Common Stock acquired by CUCC pursuant to Section 4.3(d) of the Master Agreement to the extent relating to such compensation shares and stock options, shall be excluded and not considered when calculating the number of Three-Year Option Shares, Four-Year Option Shares and Five- Year Option Shares in accordance with the Original Agreement.

         5. All other provisions of the Original Agreement shall remain in full force and effect, except as expressly amended herein.

         6. Any capitalized term used in this First Amendment that is not otherwise defined herein shall have the same meaning given to it in the Original Agreement.

         7. This First Amendment shall in all respects be governed by and construed in accordance with the internal laws of the State of Delaware (except that no effect shall be given to any conflicts of law principles of the State of Delaware that would require the application of the laws of any other jurisdiction). In accordance with Title 6, Section 2708 of the Delaware Code Annotated, the parties agree to the jurisdiction of the courts of Delaware and to be served with legal process from any of such courts.

         8. This First Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.

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         IN  WITNESS  WHEREOF,  CUCC and the  Company  have  caused  this  First
Amendment to Stock Option Agreement to be duly executed by their authorized representatives, all as of the day and year first written above.


ATTEST:                                     HUNGARIAN TELEPHONE AND CABLE CORP.


/s/ Richard P. Halka                         By: /s/ James G. Morrison
--------------------                         -------------------------
Richard P. Halka                             James G. Morrison
Controller                                   Chief Executive Officer


                                              CU CAPITALCORP.


                                             By: /s/ Charles J. Weiss
                                             -------------------------
                                             Charles J. Weiss
                                             Authorized Signatory